Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Second Quarter 2022 Results

Record Second Quarter Net Sales, Gross Margin, Net Income and

Adjusted EBITDA

Net Sales of $6.9 Billion Increased 24.2%

Core Organic Sales Growth of 12.2%

Net Income Increased 98.5% to $987.2 Million

Adjusted EBITDA Increased 80.3% to $1.5 Billion

Repurchased Nearly $1 Billion of Common Shares

August 1, 2022 (Dallas, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the second quarter ended June 30, 2022.

Second Quarter 2022 BFS Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•	Net sales of $6.9 billion for the quarter increased 24.2% driven by double-digit core organic growth, acquisitions and commodity inflation.

•	Net income grew 98.5% to $1.0 billion, or $5.75 per diluted share, and adjusted net income increased 86.9% to $1.1 billion, or $6.26 per diluted share.

•	Adjusted EBITDA increased 80.3% to a second quarter record of $1.5 billion driven by double-digit core organic growth, commodity inflation, acquisitions and demand in the residential housing market.

•

Cash provided by operating activities was $1.1 billion and free cash flow of $881 million. Strong quarter-end balance sheet with a net debt to LTM Adjusted EBITDA ratio of 0.8x and liquidity of $1.0 billion.

•	During the quarter, the Company repurchased 16.9 million shares of its common stock for $990.7 million at an average stock price of $58.72.

“During the second quarter, we remained focused on executing our strategy, accelerating value-added product sales and expanding customer solutions, resulting in another quarter of record revenue and EBITDA performance despite the dynamic environment and challenging year-over-year comparisons” commented Dave Flitman, President and CEO of Builders FirstSource. “We increased sales by 24%, including nearly 32% organic growth in our higher margin value-added products, and increased Adjusted EBITDA by 80%. These outstanding achievements are a direct result of having strong alignment around a clear execution roadmap, the hard work and dedication of our approximately 30,000 team members and their commitment to provide outstanding service to our customers.”

Mr. Flitman continued, “In July, we acquired HomCo, a lumber and hardware supplier in Flagstaff, AZ, and are excited to welcome those new team members to the Builders FirstSource family. We look forward to building on HomCo’s strong reputation and presence and leveraging BFS’s value-added solutions for new growth opportunities in the Arizona market.

We were excited to publish our inaugural CSR report in May, which outlines our ESG framework and initial plans to create a more sustainable future for all our stakeholders. As an industry leader, driving sustainability is our responsibility and we look forward to providing updates on our progress and performance.

I remain optimistic on the prospects for our industry over the long term and confident in our ability to outperform the market as we execute our strategy and further invest in margin accretive, value-added products and transformative digital solutions. We also remain fully committed to leveraging our strong cash flow profile to strategically deploy capital toward a combination of high return internal investments, accretive bolt-on M&A and returns to shareholders.”

Peter Jackson, CFO of Builders FirstSource, added, “I am pleased to report that we have again demonstrated our ability to deliver strong financial results in a complex environment generating approximately $900 million in free cash flow. We accomplished this through solid execution of our strategic priorities and, at the same time, returned capital to shareholders through our $991 million share repurchases in the quarter. Looking ahead, we are exceptionally well-positioned to capture organic and inorganic value-enhancing growth opportunities and expand our market-leading positions. For 2022, we remain focused on delivering strong double-digit base business growth and significant free cash flow.”

Builders FirstSource Financial Performance Highlights—Second Quarter 2022 Compared to Second Quarter 2021

Net Sales

•

Net sales for the period were $6.9 billion, a 24.2% increase over the prior year quarter. Core organic sales increased by 12.2%, acquisitions contributed net sales growth of 8.1% and commodity price inflation contributed 3.9%.

•	Core organic sales in value-added products grew by 32.0%.

•	Core organic growth for Single-Family increased 15.8%, and Repair and Remodel (“R&R”)/Other and Multi-Family remained essentially flat.

Gross Profit

•

Gross profit was $2.4 billion, a 52.4% increase compared to the prior year quarter. The gross profit margin percentage increased 640 basis points to 34.8%, primarily driven by increased sales in our value-added product categories, and disciplined pricing in a volatile, supply-constrained marketplace.

Selling, General and Administrative Expenses

•

SG&A was $1.0 billion, an increase of approximately $143.4 million, or 15.9%, compared to the prior year period, driven primarily by additional operating expenses from acquisitions and variable compensation due to the increase in net sales and profitability. As a percentage of net sales, total SG&A decreased by 110 basis points to 15.1%.

Interest Expense

•

Interest expense increased by $42.9 million to $70.7 million. The year-over-year increase is primarily due to expenses related to the 2027 note redemption in the second quarter and higher outstanding debt balances.

Income Tax Expense

•

Driven by higher profitability, income tax expense was $307.9 million, compared to $155.2 million in the prior year period and the effective tax rate in the second quarter was flat at 23.8% year-over-year.

Net Income

•

Net income was $1.0 billion or $5.75 earnings per diluted share, compared to net income of $497.2 million, or $2.39 earnings per diluted share, in the same period a year ago. Adjusted net income was $1.1 billion, or $6.26 adjusted earnings per diluted share, compared to adjusted net income of $574.0 million, or $2.76 adjusted earnings per diluted share, in the prior year period. The 86.9% increase in adjusted net income was primarily driven by the increase in net sales and gross margin partially offset by higher income tax and SG&A expense. Adjusted earnings per diluted share excludes amortization and one-time expenses related to merger and acquisition activity.

Adjusted EBITDA

•	Adjusted EBITDA increased 80.3% to $1.5 billion, primarily driven by core organic growth, commodity inflation, and acquisitions.

•	Adjusted EBITDA margin improved to 21.8%, which increased 680 basis points compared to the prior year period.

Builders FirstSource Capital Structure, Leverage, and Liquidity Information

•

For the six months ended June 30, 2022, cash provided by operating activities was $1.1 billion; and cash used in investing activities was $0.3 billion. The Company’s free cash was an inflow of $1.0 billion, primarily driven by sales increases from core organic growth and commodity inflation.

•	Liquidity as of June 30, 2022 was $1.0 billion consisting of approximately $0.8 billion in net borrowing availability under the revolving credit facility and $0.2 billion of cash on hand.

•	As of June 30, 2022, LTM Adjusted EBITDA was $4.3 billion and net debt was $3.4 billion, resulting in a decreased net leverage ratio from 1.0x to 0.8x.

•

In the second quarter, the Company repurchased 16.9 million shares of its common stock for $990.7 million at an average stock price of $58.72 per share. During the six months ended June 30, 2022, the Company repurchased 20.5 million shares at a weighted average price of $62.39 per share for a total cost of $1.3 billion.

•	In addition, the Company has repurchased 4.4 million shares in July 2022 for $270.0 million at an average stock price of $61.18 per share.

•

Since August 2021, the Company repurchased 52.3 million shares of its common stock at an average price of $62.95, for $3.3 billion. The Company has repurchased 25% of its total shares outstanding. There is approximately $1.0 billion remaining in the share repurchase authorization.

Operational Excellence Productivity

•	In the second quarter, the Company delivered approximately $40 million in productivity savings.

•	The Company continues to believe it will deliver over $100 million in productivity savings in 2022.

M&A Update

•

On July 1, 2022, the Company acquired HomCo Lumber and Hardware (“HomCo”), a highly profitable provider of building products in Flagstaff, Arizona. HomCo was founded in 1975, employs a workforce of nearly 100 team members, and had approximately $44 million in sales in 2021.

•

On April 1, 2022, the Company acquired both the Texas Panel Truss and East Panel Truss businesses (collectively, “Panel Truss”). The Panel Truss businesses provide building components to the single and multi-family markets throughout the South and Southeast. Panel Truss will provide BFS with additional component capacity in the Company’s high-growth southern markets to support new growth opportunities. The Panel Truss businesses had approximately $138 million in combined sales in 2021.

•

On April 1, 2022, the Company acquired Valley Truss Co., Inc. (“Valley Truss”). Valley Truss is a highly successful provider of building components to the single and multi-family markets in Boise, Idaho. Valley Truss will provide BFS with additional component capacity and expand the Company’s value-added offering. Valley Truss sales were approximately $26 million in 2021.

2022 Assumptions:

The Company’s anticipated 2022 performance is based on several assumptions, including the following:

•	Market change across our geographies in single family starts down mid-single digits, multi-family starts to be up in the low double digits; and R&R projected to be up in the low to mid- single digits.

•	Acquisitions completed within the last twelve months are projected to add net sales growth of 6% to 7%.

•	One fewer selling day in the fourth quarter of 2022 versus 2021 or approximately 0.3%.

•

Depreciation and amortization expenses in the range of $460 million to $480 million, including approximately $180 million of amortization related to intangible assets acquired in the BMC merger. Total depreciation projected to be $190 million and total amortization projected to be $280 million for the full year 2022.

•	Total capital expenditures in the range of $275 million to $325 million.

•	Free cash flow in the range of $2.5 billion to $3.0 billion, assuming average commodity prices in the range of $700 to $1,000.

•	Interest expense in the range of $175 million to $185 million.

•	An effective tax rate between 23.0% to 25.0%.

Conference Call

Builders FirstSource will host a conference call Monday, August 1, 2022, to discuss the Company’s financial results and other business matters. The teleconference will begin at 8:00 a.m. Central Time and will be hosted by Dave Flitman, President and Chief Executive Officer, and Peter Jackson, Chief Financial Officer. A copy of the Company’s press release announcing its financial results will be made available at 6:00 a.m. Central Time prior to the market open on Monday, August 1, 2022, in the Investors section of the Builders FirstSource website at www.bldr.com.

To participate in the teleconference, please dial into the call a few minutes before the start time: 800-225-9448 (U.S. and Canada) and 203-518-9708 (international), Conference ID: BLDRQ222. A replay of the call will be available at 12:00 p.m. Central Time through Monday, August 8, 2022. To access the replay, please 800-695-2185 (U.S. and Canada) and 402-530-9028 (international) and refer to pass code BLDRQ222. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the Investors section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 42 states with approximately 560 locations and have a market presence in 47 of the top 50 and 85 of the top 100 MSA’s, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other specialty building products.

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the continuing COVID-19 pandemic and its impact on the economy, the Company’s acquisitions and continued ability to identify and consummate attractive acquisitions, the Company’s growth strategies, including gaining market share and its digital strategies, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, which in turn is dependent on economic conditions, lumber prices and the economy, including interest rates, inflation and labor and supply shortages. Builders FirstSource may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and in the other reports Builders FirstSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, diluted Adjusted net income per share and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, interest expense, net, income tax expense and other non-cash or special items including stock compensation expense, acquisition and integration expense, debt issuance and refinancing costs, gains (loss) on sale and asset impairments and other items. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and integration expense and debt issuance and refinancing cost offset by the tax effect of those adjustments to net income. Adjusted net income per diluted share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

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Contact:

Michael Neese

SVP, Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2022	2021	2022	2021
Net sales	$6,926,259	$5,576,682	$12,607,391	$9,750,457
Cost of sales	4,514,112	3,993,531	8,362,870	7,097,752

Gross margin	2,412,147	1,583,151	4,244,521	2,652,705
Selling, general and administrative expenses	1,046,279	902,913	2,014,847	1,724,511

Income from operations	1,365,868	680,238	2,229,674	928,194
Interest expense, net	70,715	27,795	112,029	59,639

Income before income taxes	1,295,153	652,443	2,117,645	868,555
Income tax expense	307,944	155,208	490,795	198,740

Net income	$987,209	$497,235	$1,626,850	$669,815

Net income per share:
Basic	$5.79	$2.40	$9.36	$3.24

Diluted	$5.75	$2.39	$9.27	$3.21

Weighted average common shares:
Basic	170,378	207,114	173,730	206,844

Diluted	171,549	208,318	175,525	208,470

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
(in thousands)	2022	2021
Cash flows from operating activities:
Net income	$1,626,850	$669,815
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	229,805	261,553
Deferred income taxes	(22,627)	(32,753)
Stock-based compensation expense	18,156	18,867
Other non-cash adjustments	8,614	3,534
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(637,115)	(753,320)
Inventories	(419,560)	(840,283)
Contract assets	(63,127)	(113,823)
Other current assets	(6,790)	(53,672)
Other assets and liabilities	23,707	10,201
Accounts payable	168,144	448,527
Accrued liabilities	160,794	154,334
Contract liabilities	40,219	23,244

Net cash provided by (used in) operating activities	1,127,070	(203,776)

Cash flows from investing activities:
Cash acquired in BMC Merger	—	167,490
Prepayments for acquisitions	—	(225,000)
Cash used for acquisitions	(192,945)	(24,833)
Purchases of property, plant and equipment	(119,538)	(98,293)
Proceeds from sale of property, plant and equipment	5,395	9,321

Net cash used in investing activities	(307,088)	(171,315)

Cash flows from financing activities:
Borrowings under revolving credit facility	3,599,000	1,769,000
Repayments under revolving credit facility	(3,353,000)	(1,233,000)
Proceeds from long-term debt and other loans	1,001,500	—
Repayments of long-term debt and other loans	(614,146)	(470,330)
Payments of debt extinguishment costs	(20,672)	(2,475)
Payments of loan costs	(15,816)	(4,272)
Exercise of stock options	434	335
Repurchase of common stock	(1,293,700)	(17,707)

Net cash (used in) provided by financing activities	(696,400)	41,551

Net change in cash and cash equivalents	123,582	(333,540)

Cash and cash equivalents at beginning of period	42,603	423,806

Cash and cash equivalents at end of period	$166,185	$90,266

Supplemental disclosures of cash flow information:
Cash paid for interest	$85,646	$53,600
Cash paid for income taxes	430,789	191,070
Supplemental disclosures of non-cash activities:
Non-cash or accrued consideration for acquisitions	$7,371	$3,658,362
Accrued purchases of property, plant and equipment	10,392	9,616
Right-of-use assets obtained in exchange for operating lease obligations	67,039	29,146
Assets acquired under finance lease obligations	—	1,644
Amounts accrued for repurchases of common stock	69,412	—

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except per share amounts)	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$166,185	$42,603
Accounts receivable, less allowances of $48,011 and $39,510 at June 30, 2022 and December 31, 2021, respectively	2,407,841	1,708,796
Other receivables	228,191	255,075
Inventories, net	2,065,349	1,626,244
Contract assets	270,714	207,587
Other current assets	139,036	127,964

Total current assets	5,277,316	3,968,269
Property, plant and equipment, net	1,420,722	1,385,441
Operating lease right-of-use assets, net	483,545	457,833
Goodwill	3,336,291	3,270,192
Intangible assets, net	1,534,242	1,603,409
Other assets, net	33,786	29,199

Total assets	$12,085,902	$10,714,343

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,265,461	$1,093,370
Accrued liabilities	904,934	718,904
Contract liabilities	259,029	216,097
Current portion of operating lease liabilities	96,504	96,680
Current maturities of long-term debt	2,885	3,660

Total current liabilities	2,528,813	2,128,711
Noncurrent portion of operating lease liabilities	401,995	375,289
Long-term debt, net of current maturities, discounts and issuance costs	3,552,362	2,926,122
Deferred income taxes	339,494	362,121
Other long-term liabilities	126,885	119,619

Total liabilities	6,949,549	5,911,862

Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 160,226 and 179,820 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	1,602	1,798
Additional paid-in capital	4,244,374	4,260,670
Retained earnings	890,377	540,013

Total stockholders’ equity	5,136,353	4,802,481

Total liabilities and stockholders’ equity	$12,085,902	$10,714,343

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
(in millions)	2022	2021	2022	2021	2022
Reconciliation to Adjusted EBITDA:
GAAP net income	$987.2	$497.2	$1,626.9	$669.8	$2,682.5
Acquisition and integration expense	15.6	20.4	30.3	89.9	66.3
Debt issuance and refinancing cost (1)	27.4	—	27.4	4.6	30.8
Amortization expense	70.1	80.6	135.8	169.3	324.6
Tax-effect of adjustments to net income	(27.1)	(24.2)	(46.4)	(63.3)	(101.2)

Adjusted net income	$1,073.2	$574.0	$1,774.0	$870.3	$3,003.0

Weighted average diluted common shares	171.5	208.3	175.5	208.5
Diluted adjusted net income per share:	$6.26	$2.76	$10.11	$4.17
Reconciling items:
Depreciation expense	$47.8	$46.6	$94.0	$92.3	$191.0
Interest expense, net	43.3	27.8	84.6	55.0	157.5
Income tax expense	335.0	179.4	537.2	262.0	919.4
Stock compensation expense	9.3	8.0	18.2	12.6	30.6
Gain on sale and asset impairments	(1.4)	(0.3)	(0.6)	(1.7)	(25.4)
Other management-identified adjustments (2)	0.1	0.3	0.4	0.5	1.1

Adjusted EBITDA	$1,507.3	$835.8	$2,507.8	$1,291.0	$4,277.2

Adjusted EBITDA margin	21.8%	15.0%	19.9%	13.2%	18.8%

(1)	Costs associated with issuing and extinguishing long term debt in 2021 and 2022.
(2)	Primarily relates to severance and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share amounts)	2022	2021	2022	2021
Net sales	$6,926.3	$5,576.7	$12,607.4	$9,750.5
Cost of sales	4,514.2	3,993.5	8,362.9	7,097.8

Gross margin	2,412.1	1,583.2	4,244.5	2,652.7
Gross margin %	34.8%	28.4%	33.7%	27.2%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	13.0%	13.4%	13.8%	14.1%
Adjusted EBITDA	1,507.3	835.8	2,507.8	1,291.0
Adjusted EBITDA margin %	21.8%	15.0%	19.9%	13.2%
Depreciation expense	(47.8)	(46.6)	(94.0)	(92.3)
Interest expense, net of debt issuance cost and refinancing	(43.3)	(27.8)	(84.6)	(55.0)
Income tax expense	(335.0)	(179.4)	(537.2)	(262.0)
Other adjustments	(8.0)	(8.0)	(18.0)	(11.4)

Adjusted net income	$1,073.2	$574.0	$1,774.0	$870.3

Basic adjusted net income per share:	$6.30	$2.77	$10.21	$4.21

Diluted adjusted net income per share:	$6.26	$2.76	$10.11	$4.17

Weighted average common shares
Basic	170.4	207.1	173.7	206.8
Diluted	171.5	208.3	175.5	208.5

(1)	Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization,

stock compensation, acquisition, integration and other expenses.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended June 30, 2022		Six Months Ended June 30, 2022
(in millions)	Interest Expense	Net Debt Outstanding	Interest Expense	Net Debt Outstanding
2032 Unsecured notes @ 4.25%	$13.8	$1,300.0	$26.8	$1,300.0
2032 Unsecured notes @ 6.375%	2.0	700.0	2.0	700.0
2030 Unsecured notes @ 5.00%	6.9	550.0	13.8	550.0
2027 Secured notes @ 6.75%	8.6	—	18.9	—
Revolving credit facility @ 3.50% weighted average interest rate	5.8	834.0	10.6	834.0
Amortization of debt issuance costs, discount and premium	1.2	—	2.5	—
Finance leases and other finance obligations	5.0	203.8	10.1	203.8
Debt issuance and refinancing cost	27.4	—	27.4	—
Cash	—	(166.2)	—	(166.2)

Total	$70.7	$3,421.6	$112.0	$3,421.6

	Three Months Ended	Six Months Ended
(in millions)	June 30, 2022	June 30, 2022
Free Cash Flow
Operating activities	$947.2	$1,127.1
Less: Capital expenditures, net of proceeds	(65.8)	(114.1)

Free cash flow	$881.4	$1,013.0

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended June 30,
	2022		2021
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$1,702.9	24.6%	$1,088.8	19.5%	56.4%
Windows, doors & millwork	1,218.3	17.6%	846.6	15.2%	43.9%
Value-added products	2,921.2	42.2%	1,935.4	34.7%	50.9%
Specialty building products & services	1,173.2	16.9%	1,044.8	18.7%	12.3%
Lumber & lumber sheet goods	2,831.9	40.9%	2,596.5	46.6%	9.1%

Total net sales	$6,926.3	100.0%	$5,576.7	100.0%	24.2%

	Six Months Ended June 30,
	2022		2021
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$3,063.2	24.3%	$1,949.7	20.0%	57.1%
Windows, doors & millwork	2,244.1	17.8%	1,591.3	16.3%	41.0%
Value-added products	5,307.3	42.1%	3,541.0	36.3%	49.9%
Specialty building products & services	2,131.7	16.9%	1,843.7	18.9%	15.6%
Lumber & lumber sheet goods	5,168.4	41.0%	4,365.8	44.8%	18.4%

Total net sales	$12,607.4	100.0%	$9,750.5	100.0%	29.3%